Supplemental Financial Information Exhibit 99 (b)

Borrowing Base Information (1) Selected domestic asset balances have been presented as supplemental information because these items were used to calculate Delphi's borrowing base under the terms of its Revolving Credit, Term Loan and Guaranty Agreement. However, the selected domestic asset balances should not be considered in isolation or as a substitute for items on Delphi's consolidated balance sheet presented in accordance with U.S. GAAP. All capitalized terms are per the definitions in the DIP Credit Agreement. Available Inventory is net of Rent Reserve, thereby excluding Inventory subject to landlords' Liens

EBITDA Reconciliation (1) EBITDA is presented to allow for the reconciliation of EBITDA for 1st Tier foreign subsidiaries and non-debtor subsidiaries shown on the next page. EBITDA is earnings before net financial expenses, taxes, depreciation and amortization, U.S. employee special attrition program charges, and non-operating income. EBITDA is not a GAAP measurement and does not represent cash flow for the period presented and should not be considered an alternative to operating income or as an indicator of our operating performance or liquidity. EBITDA does not have a standardized meaning and our definition of EBITDA may not be comparable to EBITDA used by other companies.

Subsidiary EBITDA(1) reconciliation EBITDA is provided to allow credit facility lenders to value these subsidiaries. EBITDA is earnings before net financial expenses, taxes, depreciation and amortization, U.S. employee special attrition program charges, and non-operating income. EBITDA is not a U.S. GAAP measurement and does not represent cash flow for the period presented and should not be considered an alternative to operating income or as an indicator of our operating performance or liquidity. EBITDA does not have a standardized meaning and our definition of EBITDA may not be comparable to EBITDA used by other companies. Total EBITDA has been reconciled to the nearest directly corresponding U.S. GAAP measure in the table on the prior page. Represents summation of EBITDA for 1st tier foreign subsidiaries determined by summing together the earnings before interest and taxes of each foreign subsidiary without giving effect to inter-company profit eliminations, and adding depreciation and amortization Represents summation of EBITDA for debtor subsidiaries determined by summing together the earnings before interest and taxes of each debtor subsidiary without giving effect to intercompany profit eliminations between debtor and non-debtor subsidiaries, and adding depreciation and amortization Debt of 1st tier foreign subsidiaries comprised of $108 million of external debt as of June 30, 2006